Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Chesapeake Energy Corporation of our report dated February 27, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matter that raises substantial doubt about the Company’s ability to continue as a going concern and the effects of the reverse stock split discussed in Note 26, as to which the date is February 2, 2021, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Chesapeake Energy Corporation’s Current Report on Form 8-K dated February 2, 2021.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Oklahoma City, Oklahoma
February 22, 2021